GULF EXPLORATION CONSULTANTS, INC.
                                 10 Rockefeller Plaza
                                      Suite 1012
                              New York, New York  10020



                                         July 10, 1996


           Mr. Dennis Mensch
           300 East 75th Street
           Apt 29N
           New York, New York  10021

           Gentlemen:

                     This letter sets forth the terms of the understanding between Gulf Exploration Consultants, Inc., a Delaware corporation ("GEC"), and Dennis Mensch ("Mensch") regarding certain loans made and to be made by Mensch to GEC, the proceeds of the new loans to be used by GEC for the payment of certain of its outstanding legal and accounting fees and for working capital.

                     1. Pursuant to Paragraph 1 of a Letter Agreement, dated as of December 22, 1995 (the "Letter Agreement"), among GEC, Osprey Investments, Inc. (formerly DRM&S Inc.), Mensch and Minmet plc, Mensch agreed to lend to GEC one-half of the funds as necessary to pay 74.6% of the total accounting and legal fees of GEC existing at November 15, 1995 or $31,732 upon the consummation of a Recapitalization (as defined in the Letter Agreement). The Recapitalization became effective on June 17, 1996.

                     2. In order to fulfill his obligations under the Letter Agreement, Mensch is loaning $15,866 to GEC, which loan shall become due and payable by GEC on July 1, 1997, together with interest at the rate of 7% annum, provided, however, that GEC shall prepay the outstanding principal and accrued interest immediately upon the acquisition by any person through a business combination or otherwise of a controlling interest in GEC, all as set forth in the new note ("Note") attached hereto.

                     3. In order to provide GEC with some short-term working capital, Mensch agrees to lend GEC an additional $10,000. This $10,000 shall be part of the Note.

                     4. GEC acknowledges receiving from Mensch the return of the GEC promissory note, dated February 21, 1995, in the principal amount of $100,000 (the "Original Note"). GEC agrees to promptly instruct its transfer agent to issue to Mensch a certificate for 438,040 shares (the "Shares") of GEC Common Stock, as provided for in the Letter Agreement in exchange for the Original Note.

                     5. GEC represents that there is no proceeding pending or, to the knowledge of GEC, threatened against GEC, which, if adversely determined, would have a material adverse effect on GEC's ability to perform its obligations hereunder or under the Note.

                     6. Mensch acknowledges that the Shares have not been registered under the Securities Act of 1933, as amended, and that the certificates for the Shares will contain restrictive legends and stop orders against the Shares referring to the restrictions on sale or transfer thereof under such Act. Mensch represents that he is aware of the current operations, prospects and financial condition of GEC as described in GEC's Proxy Statement, dated June 6, 1996, Annual Report on Form 10-K for the year ended December 31, 1995 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

                     7. Mensch acknowledges that GEC has not taken the actions described under the captions "Convertibility of Preferred Stock," "Issuance of Preferred," "The Recapitalization," and "The Placement" of the Term Sheet delivered to Mensch on or before Mensch's acquisition of the Original Note (the "Term Sheet"). In consideration of the issuance to Mensch of the Shares, Mensch hereby waives any claims or demands that he may have against GEC, its officers, directors, employees, agents and representatives with respect to any rights to Preferred Stock of GEC that he may have had under his subscription for the Original Note or the Term Sheet.

                     8. This letter agreement shall be governed by the laws of the State of New York.

                     9. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior written or oral agreements, and cannot be amended, modified or terminated except pursuant to a writing executed by the parties hereto.

                     10. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

                     Please confirm that this letter correctly sets forth our agreement with respect to the matters stated herein by signing, dating and returning this letter to us.

                                         Very truly yours,

                                    GULF EXPLORATION CONSULTANTS, INC.

                                    By:  /s/ Michael H. Nolan
                                        ------------------------------
                                        Name:  Michael H. Nolan
                                        Title: Chief Financial Officer


           AGREED AND ACCEPTED THIS
           10TH DAY OF JULY, 1996

              /s/ Dennis Mensch
           -----------------------------
                     DENNIS MENSCH